Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Limbach Holdings, Inc. of our report dated April 15, 2019 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Limbach Holdings, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

Atlanta, Georgia

June 27, 2019